UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2006

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Explanatory Note

Pinnacle Entertainment, Inc. (the “Company”) is filing this Amendment No. 2 to its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 23, 2005 (the “September Form 8-K”), as amended by a Current Report on Form 8-K/A filed with the SEC on November 14, 2005 (the “November Form 8-K/A”), to update certain disclosures included therein under Item 2.06.

Item 2.06.	Material Impairments.

As previously reported in the September Form 8-K, on September 23, 2005, the Company’s management concluded that the Company would record an impairment charge under generally accepted accounting principles with respect to the casino barge at the Company’s Biloxi, Mississippi facility (“Casino Magic Biloxi”). Casino Magic Biloxi has been closed since being struck by Hurricane Katrina, which destroyed the gaming barge and extensively damaged the hotel complex. At the time the September Form 8-K was filed, the Company was not able to estimate the amount of the impairment charge or the amount of the impairment charge that would result in any future cash expenditures. Then, as reported in the November Form 8-K/A, on November 7, 2005, the Company’s management determined that an initial impairment charge of $56.5 million and a corresponding insurance receivable would be recorded in the Company’s financial statements for the quarter ended September 30, 2005 for certain property and equipment at Casino Magic Biloxi.

On May 1, 2006, the Company’s management determined that an additional impairment charge of $4.9 million would be recorded in the Company’s financial statements for the quarter ended March 31, 2006 for certain property and equipment at Casino Magic Biloxi under generally accepted accounting principles. Such amount was included in the quarterly financial results reported by the Company on May 2, 2006. The decision to record an additional impairment charge with respect to Casino Magic Biloxi arose out of the negotiations over the sale price in the proposed sale of the Casino Magic Biloxi assets to Harrah’s Entertainment.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: May 5, 2006	By:	/s/ STEPHEN H. CAPP
Stephen H. Capp
Executive Vice President and Chief Financial Officer